Exhibit 10.20

AGREEMENT

This Agreement is dated February 25, 2005 (the “Contract Date”), and is between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Craig A. Dubow (“Executive”). Executive is President and CEO of Gannett Broadcasting and has been employed by Gannett for more than 23 years. As a key member of senior management of Gannett, Executive has contributed substantially to the growth and success of Gannett. Executive’s current responsibilities include the leadership and management of the Broadcast Division and Gannett’s Information Technology department. In his capacity as President and CEO of Gannett Broadcasting, he is responsible for exploring new means of information distribution including orchestrating the delivery of information on electronic platforms and video-related genre such as Captivate. In addition to these roles, he serves on the Gannett Management Committee and is an officer of the company. He performs other responsibilities as assigned by the Board or the CEO. Gannett’s chief executive officer, Douglas H. McCorkindale, is subject to an employment agreement the term of which expires on June 30, 2006, and Gannett expects there will be a transition to a new chief executive officer. In light of that transition, as well as Executive’s exemplary contributions, Gannett desires to retain the Executive’s services as set forth in this Agreement and to provide the necessary consideration to assure such services.

Gannett and Executive therefore agree as follows:

1. Employment. Gannett hereby employs Executive as its President and CEO of Gannett Broadcasting or in such other senior executive position as the Board of Directors and Executive shall mutually agree upon. Executive hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with Executive’s position, and as prescribed by Executive’s supervisor, abide by the terms and conditions described in this Agreement and devote Executive’s full working time and best efforts to Gannett. These obligations shall not restrict Executive from engaging in Executive’s customary activities as a director or trustee of other business and not-for-profit organizations.

2. Term of Agreement. This Agreement shall become effective on the Contract Date, provided that certain provisions herein shall apply only during the eighteen-month period commencing on the date that Douglas H. McCorkindale no longer holds all of the titles Chairman, President and Chief Executive Officer (the “Transition Period”).

3. Compensation. During the term of this Agreement, Gannett shall pay Executive a base salary at the rate of $595,000 per annum, or such greater amount as the Executive Compensation Committee, in its sole discretion, shall determine. Such salary shall be payable in accordance with Gannett’s standard payroll practices for senior executives. Gannett may pay Executive a bonus in such amount and at such time or times as the Executive Compensation Committee, in its sole discretion, shall determine.

4. Reimbursement for Expenses. It is anticipated that Executive will incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to travel, entertainment and similar expenses incurred for the benefit of Gannett. Gannett shall reimburse Executive for such expenses from time to time, at Executive’s request, and Executive shall account to Gannett for such expenses.

5. Termination of Employment by Gannett.

(a)	Termination Date. The date of any cessation of Executive’s employment is referred to herein as the “Termination Date.”

(b)	Death. This Agreement shall automatically terminate upon the death of Executive, and Gannett shall have no further obligations under this Agreement except as set forth in Section 7(b) hereof.

(c)	Disability During the Transition Period. During the Transition Period, if Gannett terminates Executive’s employment because Executive has an illness or other disability that has incapacitated Executive from performing Executive’s duties for six months, as determined by the Gannett Long Term Disability Plan’s independent plan administrator, then, in addition to other applicable provisions of this Agreement that are intended to survive termination of employment, Executive shall be entitled to receive a cash payment equal to the present value (based on Gannett’s then current all-in cost of borrowing) of (A) the sum of Executive’s (1) annual salary at the then current rate, (2) most recent annual bonus paid to Executive prior to the Termination Date, and (3) the deemed value of all fringe benefits (prior to any elective deferrals or any other deductions as to salary and bonus) multiplied by (B) a fraction, the numerator of which is the number of months remaining in the Transition Period and the denominator of which is the number 12. This cash payment shall be payable within 30 days of the Termination Date. For this purpose, the deemed value of fringe benefits shall equal five percent of Executive’s annual salary plus the aggregate amount of club dues and home security charges paid by Gannett on Executive’s behalf in the calendar year prior to the year of termination.

Whenever compensation is payable to Executive hereunder during a time when Executive is partially or totally disabled, and such disability (except for the provisions hereof) would entitle Executive to disability income or to salary continuation payments from Gannett or from its insurer under the terms of the Gannett long-term disability plan, or any successor Gannett plan or policy in effect at the time of such disability, the compensation payable to Executive hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto.

(d)	Termination for Cause. Gannett may also terminate Executive’s employment for Good Cause, upon written notice. For this purpose, “Good Cause” means (1) any material misappropriation of funds or property of Gannett by Executive; (2) persistent neglect or refusal by Executive to perform Executive’s duties as provided in Section 1 hereof; (3) the breach by Executive of any provision of Section 12; (4) conviction of Executive of a felony; or (5) Executive’s voluntary resignation as an employee of Gannett without the prior written consent of Gannett. If Gannett terminates Executive’s employment for Good Cause, Gannett shall have no further obligations under this Agreement except as set forth under Section 7(b) below.

(e)	Other Termination in the Transition Period. Gannett may terminate Executive’s employment during the Transition Period without Good Cause, subject to the applicable provisions of this Agreement that are intended to survive termination of employment. A termination described in Section 5(c) shall not be treated as a termination under this Section 5(e).

(f)	Employee Status. At any time before or after the Transition Period, Executive shall have the status of an employee at will and either party may terminate Executive’s employment at any time for any reason or for no reason at all, subject to the applicable provisions of this Agreement that are intended to survive termination of employment.

6. Termination of Employment by Executive.

(a)

During the Transition Period, Executive shall have the right to terminate employment under this Agreement for “Good Reason” upon 30 days’ notice to Gannett given within 90 days following the occurrence of any of the following events and specifying which event or events has occurred, each of which shall constitute a “Good Reason” for such termination: (1) Executive is not elected or retained as President and CEO of Gannett Broadcasting (or such other senior executive position as Executive may have agreed to serve in) of Gannett; (2) Gannett acts to materially reduce Executive’s duties and responsibilities hereunder including, without limitation, that Executive no longer directly reports to any one of the Chairman, President or Chief Executive Officer; (3) Gannett acts to change the geographic location of the performance of Executive’s duties from the Washington, D.C. metropolitan area; or (4) Gannett otherwise materially breaches this Agreement; provided that, none of the foregoing events shall constitute Good Reason if the event is an isolated, insubstantial or inadvertent event which is remedied by Gannett within 30 days after receipt of notice given by Executive to Gannett specifying the event or events.

(b)	Executive may terminate his employment during the Transition Period without Good Reason or at any time before or after the Transition Period for any reason or for no reason at all, provided that Executive shall provide Gannett with 30 days advance notice.

7. Benefits Upon Termination.

(a)	During the Transition Period. During the Transition Period, if Executive’s employment is terminated by Executive pursuant to Section 6(a) hereof, or by Gannett pursuant to Section 5(e) hereof, and conditioned upon and subject to Executive executing a valid release agreement releasing Gannett, its affiliates, and their respective employees, directors and agents, from any and all claims which Executive has or may have against such parties arising out of Executive’s employment (the “Release”), the following shall apply:

(i)	Executive shall be entitled to receive a cash severance payment equal to 1.5 times the sum of Executive’s (1) annual salary at the then current rate, and (2) most recent annual bonus paid to Executive prior to the Termination Date (both prior to any elective deferrals or any other deductions as to such salary or bonus). Such cash payment shall be payable 30 days after the Termination Date, provided that the Release has become effective on or before such date; and

(ii)	All outstanding stock options granted to Executive on or prior to the Termination Date shall vest in full on the Termination Date and shall be exercisable for the lesser of the remaining term thereof or three years. In the event that Gannett grants any stock-based awards to Executive that are subject to performance-based vesting, such awards granted to Executive on or prior to the Termination Date shall be deemed to have been fully earned as of such date and the value thereof shall be promptly paid to Executive; and

(iii)	Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which Gannett may have against Executive, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned as a result of Executive’s self-employment or employment with another employer.

(b)	If Executive’s employment is terminated by Executive or by Gannett for any reason, Executive shall be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed under this Agreement within 30 days of the Termination Date. For the avoidance of doubt, if Gannett terminates Executive’s employment for any reason or for no reason at all before or after the Transition Period, Executive shall only be entitled to the payments described in this Section 7(b) and, to the extent applicable, Sections 8(b) or 8(c) hereof. The preceding sentence is not intended to preclude any severance arrangement that Gannett may agree to in the event Executive is terminated before or after the Transition Period.

8. Miscellaneous Benefits.

(a)	During Employment. So long as Executive remains employed by Gannett, Executive shall be entitled to receive all benefits, facilities or privileges, in comparable amounts and under comparable terms and conditions, as are made available during such period to any other member of the Gannett Management Committee (other than the chief executive officer and other than sign-on bonuses and similar one-time benefits).

(b)	Following Employment. If Executive terminates employment with Gannett for any reason, or Gannett terminates Executive’s employment hereunder for any reason other than the reasons specified in Section 5(b) or (d) hereof, Executive shall receive all benefits afforded to retired Gannett Management Committee members (other than Gannett’s chief executive officer) and, in accordance with Gannett policies, to other retired executive officers generally, as described in Exhibit A to this Agreement.

(c)

Retirement Plan Credit. If Executive’s employment with Gannett terminates before November 1, 2009, Executive shall receive additional service credit for purposes of calculating Executive’s benefit under the Gannett Supplemental Retirement Plan, or a similar plan adopted to replace such plan (the “SERP”), equal to the difference between 56 months and the number of full months of service credited to Executive between the Contract Date and Executive’s Termination Date. In the event that the preceding sentence results in Executive being credited with service for a period of time after Executive’s Termination Date, benefits under the SERP shall be calculated as of Executive’s Termination Date by assuming that Executive continued employment for the period of time for which Executive is granted additional service credit and assuming Executive’s compensation for such period is equal to Executive’s annual salary and most recent annual bonus as of the Termination Date. Notwithstanding the foregoing, in the event that Executive’s employment is terminated pursuant to Section 5(b) or 5(d) above or by Executive for any reason other than those set forth in Section 6(a) above, then Executive will not be credited with any additional service beyond Executive’s Termination Date.

9. Change in Control. Upon a change in control, as defined below, the Executive shall receive the greater of (i) any compensation and/or other benefits that become due under the Gannett Transitional Compensation Plan, or (ii) any compensation and/or other benefits that become due under this Agreement, but not both. For purposes of this Agreement, the term “change in control” has the same meaning given it under the Transitional Compensation Plan (or any successor plan).

10. Certain Additional Payments by Gannett.

(a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Gannett to or for the benefit of Executive, whether paid or payable, pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”) or similar section (provided that Section 409A of the Code shall not be treated as a similar section), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)

All determinations required to be made under Section 10(a) (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination) shall be made by the nationally recognized accounting firm serving as Gannett’s independent accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both Gannett and Executive within 10 business days of Gannett’s receipt of notice from Executive that there has been a Payment or at such earlier time as is requested by Gannett. All fees and expenses of the Accounting Firm shall be borne solely by Gannett. Any Gross-Up Payment, as determined pursuant to Section 10(a), shall be paid by Gannett to Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

(c)	As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Gannett should have been made (the “Underpayment”) or that Gross-Up Payments will have been made that should not have been made (“Overpayments”), consistent with the calculations required to be made hereunder. In the event Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Gannett to or for the benefit of Executive. If the Accounting Firm shall determine that an Overpayment has been made, Executive shall promptly repay the amount of the Overpayment to Gannett.

11. Legal Expenses and Interest. If, with respect to any alleged failure by Gannett to comply with any of the terms of this Agreement, Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce Executive’s rights under, or recover damages for breach of this Agreement and thereafter Gannett is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then Gannett shall indemnify Executive for Executive’s actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to Executive equal such fees and disbursements.

12. Trade Secrets. Executive agrees that unless duly authorized in writing by Gannett, Executive will neither during Executive’s employment by Gannett nor at any time thereafter divulge or use in any manner that is injurious to Gannett any trade secrets or confidential information first acquired by Executive during and by virtue of Executive’s employment with Gannett.

13. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

14. Transferability. The rights, benefits and obligations of Gannett under this Agreement shall be transferable and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. Whenever the term “Gannett” is used in this Agreement, such term shall mean and include Gannett Co., Inc. and its successors and assigns. The rights and benefits of Executive under this Agreement shall not be transferable other than rights to property or compensation that may pass on Executive’s death to Executive’s estate or beneficiaries through Executive’s will or the laws of descent and distribution and the terms of any Gannett compensation or benefit plan.

15. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

16. Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Gannett. Notwithstanding the foregoing, except as expressly provided herein, nothing in this Agreement is intended to abrogate or modify any benefits to which Executive may now or hereafter be entitled under Gannett’s various employee benefit plans. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

17. Tax Withholding. Gannett may withhold from any payments due to Executive hereunder, such amounts as its independent public accountants may determine are required to be withheld under applicable federal, state and local tax laws.

18. Section 409A. Notwithstanding anything to the contrary contained herein, in the event that Gannett determines that payments under this Agreement are subject to Section 409A of the Code (or Executive makes such determination and informs Gannett of such determination by December 1, 2005): (i) payments under this Agreement shall not commence until six months after the Termination Date (or, if earlier, the date Executive dies); (ii) if the extended stock option exercise period provided under Section 7(a)(ii) would result in the stock options being subject to Section 409A of the Code, the stock options exercise period shall be reduced to such shorter period as will result in the stock options not being subject to Section 409A of the Code; and (iii) Gannett may unilaterally amend the Agreement to make such other changes it reasonably determines are required to comply with Section 409A of the Code. In the event that pursuant to clause (ii) above the Executive’s stock options’ exercise period is reduced to a period that is shorter than what the Executive would otherwise be entitled to under Section 7(a)(ii) above, Gannett shall provide Executive additional compensation with a value that it determines, in good faith, reflects the value of the reduction in the extended exercise period from that described in Section 7(a)(ii) above.

19. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GANNETT CO., INC.

By	/s/ Douglas H. McCorkindale
Douglas H. McCorkindale
Chairman, President and
Chief Executive Officer

/s/ Craig A. Dubow
Craig A. Dubow

Agreed on behalf of the
Executive Compensation Committee

/s/ James A. Johnson
James A. Johnson, Chair

Exhibit A

EXECUTIVE RETIREMENT BENEFITS APPLICABLE TO CURRENT MEMBERS OF THE

GANNETT MANAGEMENT COMMITTEE*

Life Insurance: Active GMC members own a whole life insurance policy in an amount equal to 2 times salary and last bonus plus $200,000. The Company pays the policy premium. Upon retirement, the policy’s face amount reduces 10%, and 10% each year thereafter, to a minimum benefit of $350,000.

Travel Accident Insurance: Active GMC members receive insurance equal to 3 times salary and last bonus on a 24-hour business or pleasure basis. (This is in addition to the regular employee travel accident insurance benefit of 3 times salary and last bonus.) Upon retirement, the benefit ceases. However, if a retired GMC member is asked to represent Gannett at a function or event and receives prior approval from the CEO, travel accident insurance coverage of $1,000,000 will be provided while on business travel status.

Executive Health Insurance: Active GMC members receive supplemental health coverage with a maximum annual benefit of $25,000 per executive family. (This is in addition to the regular employee health insurance coverage.) Upon retirement, the maximum annual benefit remains unchanged. Upon death, the maximum annual family benefit for eligible dependents becomes $12,500 per year for life.

Company Automobile: Upon retirement, the company automobile is offered to a GMC member at the fair market value.

Legal and Financial Services: Upon retirement, this benefit ceases on April 15 of the year of retirement or the year following retirement, depending on the actual retirement date.

*	Gannett reserves the right, in its sole discretion, to amend or terminate these benefits from time-to-time, provided that any changes made with respect to the benefits provided to Executive shall also apply to similarly situated Gannett executives.